EXHIBIT 99.1

NYSE: MMP

Date:	Oct. 7, 2004
Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Debt Offering

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced its previously announced public offering of senior notes. The $250 million of 12-year senior unsecured notes priced at 5.65 percent. The net proceeds from this offering of approximately $247.6 million, after payment of underwriting discounts and estimated offering expenses, will be used primarily to refinance the short-term debt used to fund the partnership’s recent acquisition of more than 2,000 miles of petroleum products pipeline systems.

Lehman Brothers Inc. is leading the debt offering, which is expected to close on Oct. 15, 2004. In addition, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., SunTrust Capital Markets, Inc. and UBS Securities LLC are co-managing underwriters.

When available, a copy of the final prospectus supplement and related base prospectus associated with the senior notes offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, e-mail: niokioh_wright@adp.com, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.